United States securities and exchange commission logo





                     December 13, 2023

       Kelly Huntington
       Chief Financial Officer
       MYR GROUP INC.
       12121 Grant Street, Suite 610
       Thornton, CO 80241

                                                        Re: MYR GROUP INC.
                                                            Form 10-K for the
year ended December 31, 2022
                                                            Filed on February
22, 2023
                                                            File No. 001-08325

       Dear Kelly Huntington:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction